Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
National Health Investors, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly
Registered
and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock , par value $0.01 per share	457(r) and 457(o) (1)	2,760,000	$71.25	$196,650,000.00	0.0001476	$29,025.54	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$196,650,000.00		$29,025.54

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$29,025.54

(1)
Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended. In accordance with Rules 456(b) and 457(r), the National Health Investors, Inc. initially deferred payment of all of the registration fees for Registration Statement on Form S-3
(No. 333-270557)
filed by the registrant on March 15, 2023.

(2)	Reflects the potential additional issuance of 360,000 shares of our common stock pursuant to the exercise in full of the underwriters’ option to purchase additional shares.